Exhibit 99.1

Transcript of

American Vanguard Corporation

First Quarter 2025 Earnings Conference Call

June 6, 2025

Participants

Anthony Young - Director of Investor Relations, American Vanguard Corporation

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

David Johnson - Chief Financial Officer, American Vanguard Corporation

Analysts

Ben Klieve - Lake Street Capital Markets

Wayne Pinsent - Gabelli Funds

Rosemarie Morbelli - Gabelli Funds

Presentation

Operator

Greetings, and welcome to the American Vanguard First Quarter 2025 Earnings Conference Call. At this time, all participants are on a listen-only mode, and a question-and-answer session will follow the formal presentation. [Operator Instructions] Please note, this conference is being recorded.

I will now turn the conference over to your host Mr. Anthony Young. Sir, you may begin.

Anthony Young - Director of Investor Relations, American Vanguard Corporation

Thank you, Ali. Good afternoon and welcome to American Vanguard’s first quarter 2025 earnings review. Our prepared remarks will be led by Dak Kaye, Chief Executive Officer; and David Johnson, Chief Financial Officer. We have prepared presentation slides which are posted on the Investor Relations section of the American Vanguard website.

Let’s begin this call with our forward-looking cautionary reminder. During this call, we may discuss forward-looking information. All forward-looking statements are estimates by the company’s management and are subject to various risks and uncertainties that may cause actual results to differ. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the company’s SEC reports and filings. All forward-looking statements represent the company’s judgment as of the date of this release and such information will not necessarily be updated by the company.

It’s now my pleasure to turn the call over to CEO, Dak Kaye.

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Thank you, Anthony, and welcome everyone to our first quarter 2025 earnings conference call. Let me start with a view from 10,000 feet. The year 2024 was one of great change at American Vanguard and was then capped off by a prolonged financial close and audit that delayed our Form 10-K and consequently the 10-Q, which David will cover shortly. However, our final audited numbers were substantially similar to the unaudited results we published in March.

In spite of tough market conditions, I’m happy to report that we were able to drive improvement in the areas that are within our control. For example, during Q1, our operating expenses dropped by $5 million and net trade working capital was $85 million lower, both in comparison to last year. We are beginning to see the benefits of our transformation efforts.

Further, channel inventories in the U.S. are at historic lows. While customers were able to hold down their working capital during the first quarter, we can see they’re starting to replenish their stocks now. Indeed, based upon orders to date, we are seeing a stronger second quarter and expect the remainder of 2025 will be solid. We are well positioned to respond to rising market trends, while continuing to improve our operating leverage.

Now, turning to our first quarter of 2025 financial results. The company generated net sales of $115 million as compared to $135 million in the year-ago period and reported $3 million of adjusted EBITDA as compared to $15.5 million in the year-ago period. There were some specific items in the first quarter of 2024, which make it difficult to compare that quarter to the recently completed first quarter of 2025. We will address these items later in the call.

The first quarter of 2025 was somewhat weaker than we initially anticipated. That was based upon the opinion formed at the end of 2024 that pretty much all of the destocking had finished. Industry data indicates that our product is being applied in the field, but our customers did not replenish their stocks as quickly as our product was being consumed. Thus, the trend of destocking continued in the first 3 months of 2025.

We also made decisions to adjust our program strategy to keep up with programs that our competitors were deploying at the end of the first quarter. Top-line revenue and gross profit were impacted by these developments. In addition to this dynamic, we did not have access to a previously canceled product. We saw weakness in the Mexican agave market and drought conditions in Australia.

I would also like to highlight two bright spots in our portfolio. Metam sales were up 14% in the quarter versus last year. This is our largest single product and continues to be well respected in the market. Thimet sales were also up 17% and this can be attributed to the increase in peanut acreage that was planted this year.

I must admit we have faced several challenges in my first 5 months, but I continue to be impressed the team at American Vanguard. The opportunity to transform this business largely stands in front of us. We have taken some initial steps to improve the business, but the ongoing weakness of the current cycle has prevented this progress from being fully realized when considering our recent financial results. We expect this hard work should begin to materialize in the upcoming quarters.

Two areas of improvement that I would like to highlight are our focus on cost containment and our improvement in our net working capital accounts. First, in the area of cost containment, I have directed the team to continuously evaluate where we can take cost out of the business. Overall, OpEx is down $5 million in the first quarter as compared to a year-ago period. We expect to continue to bring further costs out of the business as part of our transformation plan, but this was a strong start to this effort. The team has also done an admiral job of managing net working capital, showing an improvement of $85 million as compared to the year-ago period.

Our SIOP process allowed us to limit our inventory build, while our management of accounts receivable and accounts payable allowed us to limit the amount of debt that was necessary to operate the business. I was surprised by how much working capital was consumed by the company before I arrived, and we planned to operate this business in a leaner fashion going forward, which will allow the business to generate higher returns over the long-term.

Before I turn the call over to David, I did want to address our 2025 revenue and EBITDA guidance. We have analyzed our supply chain, and we believe the impact from any tariffs will be nominal to our cost of goods sold. In fact, given our U.S.-based footprint, any long-term tariffs may create opportunities for American Vanguard. But given our weak first quarter and a market that is only beginning to recover, we are decreasing our full year adjusted EBITDA target range to $40 million to $44 million from $45 million to $52 million, and we are adjusting our revenue estimate to $535 million to $545 million.

While we are beginning to see early stages of our recovery, we do not want to forecast an overly optimistic outlook at this juncture. I’ll return after David provides his remarks to give some additional industry commentary covering the short-term trends and expectations.

I’ll now turn the call over to David, our CFO.

David Johnson - Chief Financial Officer, American Vanguard Corporation

Thank you, Dak. Good afternoon, everybody. Before discussing our financial performance for the quarter, I would like to address the late 10-K and 10-Q filings. We are pleased to have filed both documents with the SEC, whether as many participants on this call were aware, these documents were filed after their SEC deadline. The company accomplished a great deal during the financial close, including performing a detailed review and impairment assessment of the company’s major assets.

At the same time, the company identified several internal control matters of the company’s relatively small Australian subsidiary due to insufficient staffing. The company also had to work through a number of matters related to customer programs. In an unrelated situation, the company has talked a lot about our efforts to implement one standard ERP platform across all of our entities. These efforts resulted in a number of implementation matters the company had to address.

All these matters when taken together resulted in the corporate finance team being unable to meet the SEC deadline for filing the 10-K, which ultimately resulted in our assessment of related material weaknesses in the company’s internal control. The company is working on a remediation plan to resolve those material weaknesses. These matters related to the filing of the 2024 financial statements also led to a corresponding delay in the filing of the first quarter financials of 2025.

Having said all that, as you may recall, we had published unaudited year-end financial information in March. Now that we have filed our financials, we have been able to report adjusted EBITDA for 2024 of $40 million as compared to $42 million unaudited figure, and net sales of $547 million as compared to the unaudited $550 million previously indicated. The main reason for the adjustment was related to customer prepayment programs where the company identified an adjustment after the initial release. Further, final debt ended $9 million lower than initially indicated due to final adjustments related to debt and accounts payable.

Turning to financial performance. Our first quarter 2025 revenue was $116 million, a decrease of 14% as compared to the first quarter of 2024. The primary reasons for the decrease were: first, as Dak just mentioned, destocking continued in the quarter; secondly, the absence of a voluntarily canceled herbicide from our product portfolio; third, weakness in the Mexican agave market; and finally, a drought in parts of Australia impacting sales of certain products. Further, market related factors also dampened our first quarter performance. For instance, in response to aggressive competition in the challenging first quarter market, we implemented increased incentive programs.

Gross profit margin declined to 26% during the quarter, as compared to 31% last year. This decline in gross profit margin was primarily related to a weaker pricing environment, and to a lesser degree, lower volume. Our operating costs were well controlled and were down approximately $5 million, excluding transformation expenses and a nonrecurring item recorded in the first quarter of 2024.

We made substantial improvements in our working capital accounts. As I have mentioned in previous conference calls, our business cycle typically leads to an inventory build during the first two quarters of the year as we prepare to meet the needs of our customers in the second half. However, this year, our inventory only increased by approximately 3% since the year end of 2024, and has decreased 20% as compared to this time last year, resulting in improved inventory turns.

We are pleased with this progress, and believe further improvements is possible. We are highly focused on managing net trading working capital, and were successful in the first quarter, ending with working capital of $86 million lower than this time last year. Along with a better control of working capital, we ended the quarter with debt approximately $20 million or 14% lower than this time last year. It is likely that debt will trend higher during the second quarter, which is normal for the company’s annual cycle. Our focus on controlling our working capital levels going forward should help to minimize the debt we need to run the business. Ultimately, we expect this focus will help to create higher returns for shareholders.

With regard to debt, because our current credit agreement matures in the third quarter of 2026, we have already begun to work with our lenders to put in place a longer term capital structure. We are looking at a wide range of options to replace the current credit agreement. Because the current interest rate environment is quite challenging, we expect that new interest rates will likely be higher than our current credit agreement. Our focus is to obtain flexible financing that will give the company ample working capital both to operate and grow, which is one of the highest priority initiatives at the company at this time.

Looking forward to the balance of 2025, we expect that CapEx will fall in the $8 million to $9 million range. Thus, we expect to generate reasonably strong free cash flow this year. As we said in our last quarterly call, we expect virtually all free cash flow to be allocated towards debt pay down as we look to further strengthen our balance sheet.

In summary, the financial performance of the first quarter was weaker than a year ago period, but we believe that we managed well in the areas that were under our direct control: operating expenses, inventory, accounts payable and debt levels. While the broader agricultural market is in the very early innings of a recovery, if we continue to execute against our transformation plan, we will be well positioned for a cyclical upturn.

With that, I’ll turn the call back to Dak.

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Thank you, David. Before we close, I thought I would provide some thoughts on what we are seeing in the agricultural economy. I don’t want to sound too optimistic as the level of economic uncertainty remains extremely high. But based upon what I have seen during my more than 15 years as an executive in the crop protection industry, inventory levels have been drawn down to a point where any recovery in buying patterns is going to lead directly to an increase in demand, which will lead to higher volumes or pricing and possibly both higher volumes and pricing. That is the nature of operating in cyclical industry like ours.

We have included a chart in the slide deck, which shows that inventory levels at our distributors are down by nearly 18% as compared to the year-ago period. We should note the industry has already been involved in 18 to 24 months of destocking. While inventories have been drawn down, industry data indicates that corn plantings are at a historically high level. In fact, corn acreage is forecast to be at its highest level since the 2013-2014 season, which was a reasonably strong period for crop protection companies.

As I stated previously, based upon industry data we can see that our product is being applied in the field and we are not losing market share. Thus, we believe our portfolio is well positioned should the season go as forecasted by the USDA. Cotton acreage is looking incrementally softer than last year, but growers are switching to peanuts, which is also an area of strength for us, with Thimet being one of our most popular products which is used in peanuts.

We can see a recovery beginning where we will need to achieve clarity on tariffs and gain further confidence in agricultural commodity pricing before a cyclical upswing can commence. Important agreements have been reached by some global trading partners, but based upon our conversation with customers, a high level of uncertainty remains in the market on how the global trade landscape will adjust to the additional barriers that may be forthcoming. While we wait for this recovery, we will execute on our business transformation, which should lead to improved financial results.

We look to take further costs out of the business, continue to improve our net working capital position and, importantly, make smart investments that improve the positioning of our product portfolio. As I stated in the last conference call, one of the reasons that I took this job was that I believe American Vanguard is a business that can be fixed. I’ve just highlighted a few fixes that I’ve implemented in my first few months here, but there is much more that can be accomplished. We continue to execute against the playbook we developed with our consultants, but the team also continues to find additional areas where we can take cost out of the business.

As we chip away at the cost structure, our long-term goal of achieving a 15% adjusted EBITDA margin through the cycle appears more achievable, but it will take a few years to get there. While we have gone through some challenges, I remain extremely excited about the future and our goals remain the same, to position this company to be the trusted provider of proven agricultural and environmental solutions.

With that, open the call for questions. Operator?

Operator

Thank you. At this time, we will be conducting our question-and-answer session. [Operator Instructions] Thank you. Our first question is coming from Ben Klieve with Lake Street Capital. Your line is live.

Q: All right. Thanks for taking my questions. First one, Dak, for you. I’m curious if you can elaborate a bit on kind of the cadence of the year-over-year top-line performance here on a year-to-date basis. Basically, on the fourth quarter call in mid-March, you kind of suggested that the destocking period was kind of neutralized, which today it sounds like is the case now, but maybe wasn’t necessarily the case at the very beginning of the year. Can you talk about the kind of year-over-year performance from January through where we are in early June? Have things been progressing favorably throughout the year? And how bad was it in January relative to how good it may be in June now?

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Yeah. Thanks, Ben, for the question. Appreciate it. From a year-over-year basis, I mean, you have to consider the Dacthal, the product that we removed from the market. That was a fairly sizable year-over-year amount that came out in first quarter of this year. So that’s the biggest change in top-line sales from the previous quarter. Then, we had the agave Bromacil product in Mexico. That’s the next biggest change that we had down in Mexico. And then the next one was the drought in Australia. Those are the three biggest changes in the top-line. We did have some positives with the Metam Sodium and the Thimet that offset some of the others. But those are the primary changes year-over-year in the top-line sales.

Addressing your destocking, the levels that we saw at the beginning of the year in the channel suggested that the inventories had been destocked. But it just continued through all the way to April from our last standpoint to a level that in the channels what we see in the inventory at a level that has historical lows is what we see. We get this information from data services and that’s the reason we have confidence in it. But it appears to be at historical low and it just continued through the first quarter.

And then as we see now, we do see positive trends in May and June related to our sales. So that’s the demand seems to be being replenished. I don’t know if we can’t tell at the moment if they’re going to build inventory. That’s the uncertainty part about it, but the destocking appears to have bottomed out, but that’s to be determined.

Q: Okay. Helpful. So I guess, David, let me ask you a question and then, Dak, I’ve got a follow-up to this. I definitely understand that I really think everybody expected the year-over-year headwinds from Dacthal. Can you isolate the first quarter EBITDA and revenue contributions from Dacthal?

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Yeah. I’ve got that right. It’s top-line, $6 million; and margin, 13.5%.

Q: 13.5%, that margin was on a gross margin basis or operating margin?

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Gross margin.

Q: Okay. Very good. So, if you back out, Dak, this dynamic with Dacthal and Bromacil, kind of the balance of your portfolio, it seems to be effectively flat year-over-year. The Australia Bromacil, Dacthal, those were the headwinds. The balance of your portfolio was effectively flat. Is that a fair characterization?

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

I’d say that it’s effectively flat with the highlights being on the other side, Metam Sodium and Thimet. Metam Sodium is our largest product and it continues to be a strong core product in our portfolio. It’s resilient. It’s stable. So, we did see an uptick in sales in the first quarter of Metam Sodium. In the Thimet, that demand was directly associated with the increase in peanut acres that we’ve seen offsetting the cotton acres primarily in the Southeast.

Q: Okay. Very good. A few other questions from me. First of all, I know seasonality in this era is really difficult to forecast, but I’m wondering if you can help us understand kind of what your top-line seasonality expectations throughout 2025. I mean, first quarter relative to the midpoint of your guidance, the first quarter numbers look to be about 20% of your overall revenue for the full year basis. Can you help us kind of look to the Q2, Q3, Q4, outlooks as a percentage of revenue?

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

I don’t have the percentages right at my hand on by quarter by quarter basis, but overwhelmingly the second half of the year is our strong season with the soil fumigants Metam Sodium being one of those driving the top-line sales in that period. So, the second half of the year is always the strongest for us. And based upon what we see in the destocking, I don’t have no eye, nothing comes to mind that would prevent that being continuing in 2025.

Q: Okay. So still a sharp second half SKU. Okay. Very good. A couple other sort of ones for me. Dak, can you educate us on the implications here in corn acreage shifting from soy to cotton kind of on a relative basis, the level of crop protection products applied on an acre of corn versus an acre of soy?

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Yeah. So, the USDA has projecting an increase in corn acres over soybean acres that shift and then it normally runs around 90 million acres each over the history. It has shifted to this year to corn acres. It was shifted last year too, but it shifted more since 95-85 kind of arrangement. Our portfolio does lend itself to corn acres with our corn and soy insecticides. So, we are seeing a greater usage in that area in the corn acres and our sales of corn and soy are slightly up this year.

Q: Okay. Very good. And then, David, one last one for you and I’ll get back in queue. Good to hear your conviction regarding free cash flow this year. Can you educate us on your expectations for cash taxes this year given operating losses that you’re coming off of in 2024?

David Johnson - Chief Financial Officer, American Vanguard Corporation

Yeah, we’ve got some cash taxes to be paid internationally. So, I think, we’re in the $4 million or $5 million range. So, yeah, the tax situation is kind of difficult at the moment.

Q: Okay. That’s directionally helpful. Very good. All right. Well, I appreciate you guys taking my questions. Best of luck here running out Q2. I’ll get back in queue.

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Thanks, Ben.

Operator

Thank you. [Operator Instructions] Our next question is coming from Wayne Pinsent with Gabelli Funds. Your line is live.

Q: Hi, Dak. Thanks guys for taking my question. Dak, you mentioned with inventories at historically low levels, any potential snapback or drop-back down to the bottom-line, and also confidence in the 15% margin target. Just wanted to see if you had any thoughts on the cadence of that over the next few years and in 2026?

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Thanks, Wayne. I appreciate the question. Yes, I mean, there’s nothing changed in my outlook of the company and the goal of 15% EBITDA margin over the long-term. With the fact that the decrease in sales is directly related to the destocking that we saw and specifically in the U.S. market. It tells me that the sales on ground or the product on ground is still going out at the same level. If you look at the change in our destocking versus the change in our sales variance in the first quarter, they’re pretty much aligned. So, it tells me that the product still going on ground. We just got to get to a normalized level where of inventories in the channel. So, overall, perception hasn’t changed there on the long-term potential for the company for EBITDA of 15% margin.

Q: Okay. So any thoughts on improvements specifically in 2026, if you start to see a return to maybe normalize going from flat now on the rest of the product portfolio to low-single-digit normal top-line growth?

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

We are projecting growth in 2026 and our 5-year plan, it’s better than the industry average of course, is what we’re projecting as we right size and go through the transformation process on our commercial activities, specifically in the U.S. And, we have seen some real positive signs on the transformation process and the commercial activities in Brazil specifically. That transformation process, it was executed the first of this year. Sales are slightly down, but the contribution margin is up from Brazil. So, we see execution there in the commercial activities and we’ll continue to work towards that in 2026 in the U.S. market. The U.S. market has been kind of complicated with the transformation process in 2025 due to the destocking and the pressures that we’ve seen by all the competitors in the marketplace.

Q: All right. Thanks, Dak, and look forward to following up soon.

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Yeah. Thank you, Wayne.

Operator

Thank you. Our next question is coming from Rosemarie Morbelli with Gabelli Funds. Your line is live.

Q: Thank you. Good morning, everyone. I just would like to add a couple of questions to Wayne’s comments. You mentioned that you have lowered pricing due to the competitive environment. Could you give us a little more details as to which categories are you seeing more generics and is that the main issue, or is it any particular categories, fungicide, herbicide, insecticide, et cetera? If you could help us understand what is happening and whether you see that actually reversing in the second half, for example, when demand increases with the seasonality.

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Great question, Rosemarie. Thank you for that. Yes, it was a very specific, very unusual situation in Q1 with our competitors. There was some very unusual activity that took place that’s not normal for end of quarter type situation. I think that’s because all of the market was down. I’d say it’s two-fold. It was really around competing for our customers’ space and net trade working capital, their inventory headroom, not necessarily competition on specific product basis, but it was more related to how much they were willing to take on an inventory at the end of the quarter. They just were not willing to take on much. And so, there was a lot of competition and a lot of discounting that took place at the end of the quarter around that.

Now, I will say that we did have competitive pricing and Folexes that continued to see a generic pressure. But I believe looking forward, we’re going to be in a very good position in Folex going forward because of our U.S.-based production. Our competitor in the marketplace is not from the U.S. and their supply was leftover from last year. So, I think, that’s going to work its way out and we see improvement there long-term.

Q: Thank you.

Operator

Thank you. As we have no further questions in the queue at this time, I would like to hand it back over to Mr. Kaye for any closing remarks.

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Yes. Thank you, again, today for your time and for your continued interest in American Vanguard. The first quarter of 2025 was a challenge for us and the entire agricultural chemical industry. But as I indicated, we believe that the customer activity levels are beginning to pick-up and will continue to do so as channel inventory levels have been worked down to very low levels. We’re also happy to have caught up in our financial filings and appreciate the patience of our investors have shown during this time.

In closing, our focus remains clear to improve our cost structure, streamline the balance sheet and be laser focused on providing the products our customers desire. We greatly appreciate your ongoing support and engagement during this period. And as always, we remain committed to transparency and open communication. So, please do not hesitate to reach out with any further questions. Thank you for joining us today, and have a great day.

Operator

Thank you. Ladies and gentlemen, this does conclude today’s conference, and you may disconnect your lines at this time. We thank you for your participation.